Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262720 and 333-273089) and Form S-8 (No. 333-268744, 333-266450 and 333-266402) of Energy Vault Holdings, Inc. (the Company) of our report dated March 31, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

New York, New York

March 31, 2025